ITEM 77B - ACCOUNTANT'S REPORT ON INTERNAL CONTROL

Deloitte & Touche LLP
Two World Financial Center
New York, New York 10281-1414

                                                            Deloitte
                                                            & Touche
                                                             [LOGO]

Tel: (212) 436-2000
Fax: (212) 436-5000
www.us.deloitte.com


INDEPENDENT AUDITORS' REPORT


To the Board of Trustees and Shareholders of MassMutual Corporate
Investors and MassMutual Participation Investors (the "Trusts")

In planning and performing our audit of the consolidated financial statements of the Trusts for the year ended December 31, 2003, (on which we have issued our reports dated February 6, 2004), we considered the Trusts' internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the consolidated financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Trusts' internal control.

The management of the Trusts is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing consolidated financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and may not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Trusts' internal control would not necessarily disclose all matters in the Trusts' internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the consolidated financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trusts' internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2003.

This report is intended solely for the information and use of the Trusts' Management, the Board of Trustees and Shareholders of MassMutual Corporate Investors and MassMutual Participation Investors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP
--------------------------------

February 6, 2004

-------------------
Deloitte
Touche
Tohmatsu
-------------------